EXHIBIT 99.1


RF MICRO DEVICES                  NEWS RELEASE

FOR IMMEDIATE RELEASE:
----------------------

Contacts:
336.664.1233

Douglas DeLieto
Director of Investor Relations

Dean Priddy
Chief Financial Officer

RF MICRO DEVICES UPDATES SECOND QUARTER BUSINESS OUTLOOK

Conference Call Scheduled for September 21, 2004 at 9:00 a.m. Eastern
Time

GREENSBORO, NC, September 21, 2004 - RF Micro Devices, Inc. (Nasdaq:
RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, announced today that it will host a conference call on September 21 at 9:00 a.m. Eastern time to discuss updated financial guidance for its fiscal 2005 second quarter, which ends September 30, 2004. The call will be conducted by Bob Bruggeworth, president and CEO of RF Micro Devices, and Dean Priddy, CFO of RF Micro Devices.

RF Micro Devices currently expects September 2004 quarterly revenue to decline sequentially from the quarter ended June 30, 2004 by approximately eight to twelve percent, which equates to quarterly revenue of approximately $146 million to $152.5 million. The Company's revised revenue expectations are due primarily to lower than anticipated sales to certain Asian handset customers, which the Company believes was caused by excess inventory levels in the supply chain.
The Company had previously forecast quarterly revenue of approximately $166 million in its July 20, 2004 earnings release and conference call.

RF Micro Devices currently anticipates second quarter GAAP earnings per share in the range of ($0.03) to ($0.05) and pro forma earnings per share in the range of ($0.01) to ($0.03). The pro forma earnings per share estimates exclude approximately $3.9 million in non-cash expenses related to the Company's recent convertible bond redemption and the amortization of deferred compensation and intangible assets. The Company previously projected second quarter GAAP earnings per share in the range of $0.01 to $0.02 and pro forma earnings per share in the range of $0.03 to $0.04.

The Company currently anticipates sequential revenue growth in the December quarter, driven by all three business units-Cellular, Wireless Connectivity and Infrastructure.

Bob Bruggeworth commented, "The impact of short-term inventory adjustments, primarily in Asia, clearly impacted our GSM power amplifier business in the September quarter. During the quarter, we were able to partially offset this weakness by growing our GSM/GPRS/EDGE market share at the world's two largest handset original equipment manufacturers (OEMs).

"We are pleased with our efforts in the September quarter to grow our emerging businesses. During the quarter, we executed on numerous initiatives that were part of our original July 20, 2004 guidance: We are on track to increase our Bluetooth-Registered Trademark- business more than two-hundred percent. Additionally, we began production shipments of GSM/GPRS/EDGE transceivers and power amplifiers to a top-tier handset OEM. We continue to forecast shipments of at least one million POLARIS-Trademark- chipsets in the December quarter, driven primarily by worldwide carriers' rapid migration to EDGE networks."

A live audio webcast of the presentation will be available via the RFMD-Registered Trademark- Investor Relations web page at the following
URL:

http://ir.ccbn.com/ireye/ir_site.zhtml?ticker=RFMD&script=2100

The webcast will be available for replay until 5:00 p.m. Eastern time on October 20, 2004.

RF Micro Devices believes pro forma reporting provides useful supplemental information to the investment community and facilitates a better understanding of its results of operations. RF Micro Devices has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and as a means to analyze its financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones. The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers. The Company's products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS). The Company derives revenue from the sale of standard and custom-designed products. The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth-Registered Trademark- products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity. RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes" and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to increase production capacity quickly in response to increases in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.


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RF MICRO DEVICES-Registered Trademark-, RFMD-Registered Trademark- and
POLARIS-Trademark- are trademarks of RFMD, LLC. BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.